77I Terms of New or Amended Securities

Morgan Stanley Institutional Liquidity Funds

The Government Portfolio, Government Securities Portfolio, Money Market Portfolio, Prime Portfolio, Tax-Exempt
Portfolio, Treasury Portfolio and Treasury Securities Portfolio made those changes to each of its operations (e.g., ability to impose liquidity fees and redemption gates and conversion to a floating net asset value, as applicable) described in the supplement to their Prospectuses and Statement of Additional Information filed via EDGAR with the Securities and Exchange Commission on July 25, 2016 (accession number 0001104659-16-134107) and incorporated by reference herein.